Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

Kodiak Oil & Gas Corp.

Kodiak Oil & Gas (USA) Inc.

July 20, 2012

Re:	Registration Statement on Form S-4 Relating to $800,000,000 Aggregate
Principal Amount of 8.125% Senior Notes Due 2019

Ladies and Gentlemen:

We have acted as counsel to Kodiak Oil & Gas Corp., a Yukon Territory corporation (the “Issuer”) and Kodiak Oil & Gas (USA) Inc., a Colorado corporation (the “Guarantor”) in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer (the “Exchange Offer”) by the Issuer to exchange up to $800 million aggregate principal amount of its 8.125% Senior Notes due 2019 (the “Exchange Securities”) for its existing 8.125% Senior Notes due 2019 (the “Securities”). The Securities are, and the Exchange Securities are to be, guaranteed by the Guarantor. The Exchange Securities are to be issued in accordance with the provisions of the Indenture, dated as of November 23, 2011, among the Issuer, U.S. Bank National Association, as Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (the “Indenture”), as contemplated by the Registration Rights Agreements, dated as of November 23, 2011 and May 17, 2012, respectively, among the Issuer, the Guarantor and the initial purchasers (collectively, the “Registration Rights Agreement”). The guarantees of the Exchange Securities by the Guarantor (the “Guarantees”) are to be issued in accordance with the provisions of the Indenture and the Registration Rights Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuer and the Guarantor.

We have assumed for purposes of our opinions certain matters with respect to the Issuer, including the valid existence, good standing, power and authority of the Issuer, and the due authorization, execution and delivery of the Exchange Securities.  We have assumed, with respect to all documents examined by us, the legal capacity of all individuals to execute and deliver such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic or photocopied copies.

The opinions set forth below are limited to the federal law of the United States, New York law and Colorado.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.             When the Exchange Securities are duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the Exchange Offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Securities will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.             When the Guarantees are duly executed by the Guarantor and issued and delivered upon consummation of the Exchange Offer (as described in the Registration Statement) in accordance with the terms of such Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions are subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities or the Indenture or the Guarantees to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes.

Our opinions are subject to the defenses available to a guarantor under applicable law.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DORSEY & WHITNEY LLP